Exhibit 10.2

Your Name:

Total No. of Shares Covered by the Option:

PRG-SCHULTZ NON-QUALIFIED STOCK OPTION AGREEMENT
FOR EMPLOYEES
PRG-SCHULTZ INTERNATIONAL, INC. (“PRG-SCHULTZ”) is pleased to grant to the person signing below (“you” or “Participant”) the nonqualified stock option described below under the PRG-Schultz 2008 Equity Incentive Plan (the “Plan”). For tax law purposes, this Option shall be treated as a Non-Qualified Stock Option. This Option is not intended to be and shall not be treated as an Incentive Stock Option for tax law purposes.

Grant Date:	[ ], 20___
Exercise Price per Share:	$[ ]
Option Expiration Date:	[ ], 20___
Number of Shares of Common Stock:	(the “Shares”)
Vesting Schedule: Subject to the Plan and this Agreement, this Option may be exercised in whole or in part in accordance with the following schedule, provided you remain continuously employed with PRG-Schultz from the Grant Date until such time(s):

Cumulative Number of Shares
On and after	Purchasable Upon Exercise of Option
[ ], 20___	1/3 of the Shares (rounded down to the nearest whole share)

[ ], 20___	2/3 of the Shares (rounded down to the nearest whole share)

[ ], 20___	100% of the Shares
The Additional Terms and Conditions and the Plan described below are incorporated in this Agreement by reference and contain important information about your Option. Copies of all of the documents set forth below are being provided to you concurrently with this Stock Option Agreement. Please review them carefully and contact PRG-Schultz Human Resources if you have any questions.
Additional Terms and Conditions describes how to exercise your Option, what happens if you cease to remain employed with PRG-Schultz before you exercise your Option, and where to send notices;
The Plan contains the detailed terms that govern your Option. If anything in this Stock Option Agreement or the other attachments is inconsistent with the Plan, the terms of the Plan, as amended from time to time, will control; all terms used herein that are not defined herein but that are defined in the Plan have the same meaning given them in the Plan;
Plan Prospectus; and
[___] Annual Report on Form 10-K of PRG-Schultz for the Year Ended December 31, 20___.
Please sign in the space provided below to show that you accept the Option on these terms, keep a copy of this Agreement for your records, and return both originals to PRG-Schultz Human Resources.

Participant:	PRG-SCHULTZ INTERNATIONAL, INC.

By:

Print Your Name:	Name:	Jennifer Moore

Your Residence Address:	Its:	Senior Vice President, Human Resources

ADDITIONAL TERMS AND CONDITIONS OF YOUR OPTION
HOW TO EXERCISE YOUR OPTION.
•	This Option must be exercised for whole shares only and in increments of at least 100 shares per exercise or, if less, all of the remaining shares to which the Option is subject.

•	The Plan is administered on behalf of the Committee by the Plan administrator. The Plan administrator is responsible for assisting you in the exercise of your Option and maintaining the records of the Plan. If you have questions about your Option, how you go about exercising the vested portion of your Option or how the Plan works, please contact the Plan administrator at Plan.Administrator@prgx.com or (770) 779-3037.

•	The exercise date of your Option is the date of delivery to the Plan administrator of your notice of exercise. The notice must be accompanied by payment of the Option price and any applicable tax withholding in full. You may pay the Option price and any applicable tax withholding (i) in cash, (ii) by certified or bank cashier’s check, or (iii) by such other medium of payment as the Plan administrator in his sole discretion may permit. You will need to contact the Plan administrator before you exercise your Option to determine the amount of any required tax withholding.

•	Except as provided herein and in the Plan, this Option is non-transferable. This Option may be transferred by will or the laws of descent and distribution and, notwithstanding the foregoing, during the Participant’s lifetime may be transferred by the Participant to any of the Participant’s “family members” (as such term is defined in the general instructions to the Form S-8 Registration Statement under the Securities Act of 1933). Any such transfer will be permitted only if (i) the Participant does not receive any consideration for the transfer and (ii) the Plan administrator expressly approves the transfer. Any transferee to whom this Option is transferred shall be bound by the same terms and conditions, including with respect to vesting, that govern the Option in the hands of the Participant; provided, however, that the transferee may not transfer this Option except by will or the laws of descent and distribution. No right or interest of the Participant or any transferee in this Option shall be subject to any lien, obligation or liability of the Participant or any transferee.
EFFECT OF TERMINATION OF EMPLOYMENT. All of your unvested Options will terminate immediately upon the termination of your employment for any reason.
1.	Termination of Employment Due to Death or Disability. If your employment with PRG-Schultz terminates by reason of your death or Disability (see below for definition), you (or your estate) may exercise the vested portion of your Option at any time within the earlier of (a) the one-year anniversary of the date of termination of your employment by reason of your death or Disability or (b) the Option Expiration Date. After such earlier date, any remaining unexercised portion of your vested Option shall terminate.
2.	Termination of Employment Due to Retirement. If your employment with PRG-Schultz terminates by reason of your Retirement (see below for definition), you may exercise the vested portion of your Option at any time within the earlier of (a) the one-year anniversary of the date of termination of your employment by reason of your Retirement or (b) the Option Expiration Date. After such earlier date, any remaining unexercised portion of your vested Option shall terminate.
3.	Other Termination of Employment. If your employment with PRG-Schultz terminates for any reason other than your death, Disability or Retirement, unless your employment is terminated for Cause (as defined below), you will have the right, within the earlier of (a) the 90th day after the date of termination of your employment or (b) the Option Expiration Date, to exercise any vested portion of your Option. After such earlier date, any remaining unexercised portion of your vested Option shall terminate. If your employment is terminated for Cause, both the vested and unvested portion of your Option will terminate on notice of termination of your employment for Cause.
4.	Employment. For purposes of this Agreement, employment with any Affiliate of PRG-Schultz will be considered employment with PRG-Schultz.
5.	Definitions.

“Cause” has the same definition as under the Plan.

“Disability” means your inability to perform the essential functions of your job, with or without reasonable accommodation, for a period of 90 days in the aggregate in any rolling 180-day period.

“Retirement” means your retirement from PRG-Schultz on or after age 65.
CHANGE IN CONTROL. Upon a “Change in Control,” as such term is defined in the Plan, all of your unvested Options shall immediately vest and become exercisable, provided you have remained in continuous employment with PRG-Schultz from the Grant Date until the time of the Change in Control.
NOTICES. All notices pursuant to this Agreement will be in writing and either (i) delivered by hand, (ii) mailed by United States certified mail, return receipt requested, postage prepaid, or (iii) sent by an internationally recognized courier which maintains evidence of delivery and receipt. All notices or other communications will be directed to the following addresses (or to such other addresses as either of us may designate by notice to the other):

To PRG-Schultz:	PRG-Schultz International, Inc.
600 Galleria Parkway, Suite 100
Atlanta, GA 30339-8426
Attention: Senior Vice President, Human Resources

To you:	The address set forth on page 1
MISCELLANEOUS. The Participant has received a copy of the Plan, has read and understands the terms of the Plan and this Agreement, and agrees to be bound by their terms and conditions. Failure by you or PRG-Schultz at any time or times to require performance by the other of any provisions in this Agreement will not affect the right to enforce those provisions. Any waiver by you or PRG-Schultz of any condition or the breach of any term or provision in this Agreement, whether by conduct or otherwise, in any one or more instances, shall apply only to that instance and will not be deemed to waive conditions or breaches in the future. If any court of competent jurisdiction holds that any term or provision of this Agreement is invalid or unenforceable, the remaining terms and provisions will continue in full force and effect, and this Agreement shall be deemed to be amended automatically to exclude the offending provision. This Agreement may be executed in multiple copies and each executed copy shall be an original of this Agreement. This Agreement shall be subject to and governed by the laws of the State of Georgia. No change or modification of this Agreement shall be valid unless it is in writing and signed by the party against which enforcement is sought. This Agreement shall be binding upon, and inure to the benefit of, the permitted successors, assigns, heirs, executors and legal representatives of the parties hereto. The headings of each Section of this Agreement are for convenience only. This Agreement contains the entire Agreement of the parties hereto and no representation, inducement, promise, or agreement or otherwise between the parties not embodied herein shall be of any force or effect, and no party will be liable or bound in any manner for any warranty, representation, or covenant except as specifically set forth herein.